Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

STEPHEN FLECHNER and DAVID CUTLER

and

GRN FUNDS, LLC,

a Washington Limited Liability Company

dated as of

June 20, 2019

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of June 20, 2019, is entered into by and among Stephen Flechner (“SF”) and David Cutler (“DC”) (jointly the ”Sellers”) and GRN Funds, LLC, a Washington State limited liability company (”Buyer”).

RECITALS

WHEREAS, Each of the Sellers beneficially owns sixty-nine million, five hundred thousand (69,500,000) shares of the issued and outstanding common stock, par value $0.001 (the “Shares”), of Discovery Gold Corporation, a Nevada corporation, (the “Company”), held in book entry with the Company’s transfer agent, Action Stock Transfer, consisting of electronic share certificate #70008 for SF and #70009 for DC;

WHEREAS, SF and DC are control persons and affiliates by reason of their beneficial ownership of 55.65% of the outstanding shares of the Company. SF is also an officer and director of the Company, and DC is a former officer and director of the Company;

WHEREAS, the Company is a fully reporting company under the 1934 Securities and Exchange Act, with its common stock registered under Section 12g thereof;

WHEREAS, as of the date of this Agreement, the Company is current with its reporting obligations to the Securities and Exchange Commission under Sections 13 and 15d of the Act;

WHEREAS, the Company is authorized to issue a total of two hundred sixty million (260,000,000) shares, consisting of (a) two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share and (b) ten million (10,000,000) shares of preferred stock, par value $0.001 per share;

WHEREAS, as of the date of this Agreement, the Company has two hundred and forty nine million, seven hundred and seventy seven thousand, three hundred and eleven (249,777,311), issued and outstanding common shares, and zero (0) shares of preferred stock issued and outstanding;

WHEREAS, Sellers and Buyer entered into an Escrow Agreement dated May 24, 2019, providing for certain terms and conditions related to the purchase and sale of the Shares. The Escrow Agreement is attached hereto as Schedule A and its terms and conditions are incorporated herein by reference as material to this Agreement, except as otherwise modified by mutual consent of the Parties herein;

WHEREAS, Sellers and Buyer agreed to extend the closing date to on or before June 28, 2019.

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Seller, the Shares, subject to the terms and conditions set forth herein, and the Parties respective compliance with the Escrow Agreement; and,

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

    The following terms have the meanings specified or referred to in this Article I:

     “Act” means the 1934 Securities and Exchange Act, as amended from time to time.

    “Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

    “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    “Agreement” means this Stock Purchase Agreement, including the Recitals, which are a material part hereof, and which may be used to interpret and enforce this Agreement.

    “Ancillary Documents” means (i) the Escrow Agreement; (ii) the “Irrevocable Stock Power” with Medallion Guarantee, and the “Transfer Instruction Letter” from Sellers to Company’s transfer agent, Action Stock Transfer Company with instructions to transfer the Shares upon the direction of the Escrow Agent referenced in Section 4(b) of the Escrow Agreement; and, (iii) the written acknowledgement from Action Stock Transfer Company of its receipt of the above in acceptable form, and its confirmation that it will only act to transfer Seller’s Shares upon the direction of the Escrow Agent.

    “Audited Financial Statements” has the meaning set forth in Section 3.06.

    “Balance Sheet” has the meaning set forth in Section 3.06.

    “Balance Sheet Date” has the meaning set forth in Section 3.06.

    “Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Diego, California, are authorized or required by Law to be closed for business.

    “Buyer” means GRN Funds, LLC.

    “Buyer Indemnitees” has the meaning set forth in Section 7.02.

    “Closing” means after this Agreement is signed by the Buyer and Sellers; the Buyer’s deposit of the Purchase Price with the Escrow Agent; Sellers’ execution of the Ancillary Documents given to the Escrow Agent and Action Stock Transfer pursuant to Section 4.0 of the Escrow Agreement,

    “Code” means the Internal Revenue Code of 1986, as amended.

    “Common Stock” has the meaning set forth in Section 3.03(a).

    “Company” has the meaning set forth in the Recitals.

    “Direct Claim” has the meaning set forth in Section 7.05(c).

    “Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

    “Dollars or $” means the lawful currency of the United States.

    “Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

    “Escrow Agent” means Mailander Law Office, Inc.

    “Escrow Agreement” means the Escrow Agreement entered into by Buyer, Sellers and Escrow Agent, dated May 24, 2019, as set forward in Schedule A attached hereto and incorporated herein by reference.

    “Financial Statements” has the meaning set forth in Section 3.06.

    “GAAP” means United States generally accepted accounting principles in effect from time to time.

    “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

    “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

    “Indemnified Party” has the meaning set forth in Section 7.04.

    “Indemnifying Party” has the meaning set forth in Section 7.04.

    “Interim Financial Statements” has the meaning set forth in Section 3.06.

    “Knowledge of Sellers or Sellers’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of Sellers , after due inquiry.

    “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

    “Liabilities” has the meaning set forth in Section 3.07.

    “Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

    “Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

    “Purchase Price” has the meaning set forth in Section 2.02.

    “Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

    “Sellers” mean Stephen Flechner and David Cutler.

    “Sellers Indemnitees” has the meaning set forth in Section 7.02.

    “Shares” has the meaning set forth in the recitals.

    “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

    “Third Party Claim” has the meaning set forth in Section 7.04(a).

ARTICLE II

PURCHASE AND SALE

    Section 2.01  Purchase and Sale. Subject to the terms and conditions set forth herein, and subject to Section 4.0, et seq. of the Escrow Agreement, at the Closing, Sellers shall sell to Buyer, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.02.

    Section 2.02  Purchase Price. The aggregate purchase price for the Shares shall be three hundred thousand dollars ($300,000) (the “Purchase Price”). Buyer represents that Buyer has previously deposited with Escrow Agent pursuant to Section 1.0 of the Escrow Agreement, the sum of fifty thousand dollars ($50,000) held in trust pending the Closing, and credited towards the total Purchase Price. Therefore, the final payment from Buyer to be deposited with Escrow Agent pursuant to Section 4.0(a) of the Escrow Agreement to affect the Closing is two hundred and fifty thousand dollars ($250,000).

    Section 2.03  Transactions to be Effected at the Closing.

(a)  At the Closing, Buyer shall:

(i)  pursuant to Section 4 of the Escrow Agreement, deliver to the Escrow Agent:

(A)   Payment by wire transfer of immediately available funds in the amount of two hundred and fifty thousand dollars ($250,000) not later than one (1) Business Days after the execution of this Agreement.

(b)  At the Closing, Sellers shall concurrently deliver to Escrow Agent, pursuant to Sections 4(b) and 4(c) of the Escrow Agreement:

(i)	The executed notarized letter of instruction, signed by Sellers, addressed to the Company’s transfer agent, Action Stock Transfer, with instruction to transfer all legal right, title and interest in the Shares to Buyer, based solely on the direction of the Escrow Agent free and clear of all Encumbrances, duly endorsed or accompanied by any required medallion guaranteed stock powers or other instruments of transfer; and,

(ii)   Written confirmation of Action Stock Transfer Company’s to the Escrow Agent of its receipt of the executed notarized letter of instruction and medallion guaranteed stock powers, along with confirmation that it will only act to transfer Seller’s Shares upon the instruction and direction of the Escrow Agent along with any agreements, documents, instruments or certificates required to be delivered by Seller sat or prior to the Closing pursuant to this Agreement.

(c) Consistent with Section 4.0(d) of the Escrow Agreement and the provisions hereof, Buyer shall instruct Escrow Agent to wire transfer the Purchase Price to the recipients on Schedule B immediately after Escrow Agent confirms receipt of the executed notarized letter of instructions, medallion guaranteed stock powers and Action Stock Transfer’s acknowledgment that it will act to transfer the Shares only upon Escrow Agent’s direction. Escrow Agent shall wire transfer the Purchase Price to the recipients on Schedule B, send written confirmations of the wire transfers to Sellers and then concurrently instruct Action Stock Transfer to transfer the Shares to Buyer.

    Section 2.04  Releases. Sellers agree to provide Buyer with executed releases from the payees listed on Schedule B referencing the accounts as paid in full with a release of all claims related to the outstanding amounts owed. The signed releases shall be delivered to Escrow Agent not later than five (5) days after the Closing.

    Section 2.05  Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Shares contemplated hereby shall take place at a closing (the “Closing”) to be held at 12:00 pm at the office of the Escrow Agent, no later than one (1) Business Day after the last of the conditions to Closing set forth in section 4 of the Escrow Agreement and this Agreement have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Mailander Law Office, Inc., 945 4th Avenue, Ste. 311, San Diego, CA 92101, or at such other time or on such other date or at such other place as mutually agreed by Sellers and Buyer.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

    Sellers represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the date hereof.

    Section 3.01   Authority of Sellers. Sellers have full power and authority to enter into this Agreement and the Escrow Agreement and Ancillary Documents to which Sellers are a party, to carry out their obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Sellers of this Agreement, the Escrow Agreement and any Ancillary Document to which Sellers are a party, the performance by Sellers of their obligations hereunder and thereunder, and the consummation by Sellers of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Sellers, in conjunction with their financial and legal advisors. This Agreement has been duly executed and delivered by Sellers, and, assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms. When each other Ancillary Document to which Sellers are or will be a party has been duly executed and delivered by Sellers (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Sellers enforceable against them in accordance with its terms.

    Section 3.02  Organization, Authority and Qualification of the Company – Ancillary Representations. As affiliates of the Company by virtue of SF being a director, and SF and DC being beneficial owners of 55.65% of the issued and outstanding shares of the Company, each Seller represents that the Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada, and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it, if any, and to carry on its business as it has been and is currently conducted, if any. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it, if any, or the operation of its business as currently conducted, if any, makes such licensing or qualification necessary.

    Section 3.03  Capitalization.

(a)  The authorized capital stock of the Company consists of a total of two hundred sixty million (260,000,000) shares, consisting of (a) two hundred fifty million (250,000,000) shares of common stock, par value $0.001 per share and (b) ten million (10,000,000) shares of preferred stock, par value $0.001 per share, of which two hundred and forty nine million, seven hundred and seventy seven thousand, three hundred and eleven (249,777,311) shares are issued and outstanding common shares, and zero (0) shares of preferred stock issued and outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are beneficially owned of record by Sellers free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)  All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Sellers or the Company is a party, or is subject to or in violation of any preemptive or similar rights of any Person.

(c)  There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Sellers or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

    Section 3.04  No Subsidiaries. The Company does not own, or have any interest in any shares or have an ownership interest in any other Person or entity.

    Section 3.05  No Conflicts; Consents. The execution, delivery and performance by Sellers of this Agreement, the Escrow Agreement and the Ancillary Documents to which he is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers are a party or by which Sellers are bound; or (b) result in the creation or imposition of any Encumbrance on the Shares. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Sellers in connection with the execution and delivery of this Agreement, the Escrow Agreement and Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby.

    Section 3.06  Financial Statements. Buyer has had access to complete copies of the Company’s audited financial statements on www.sec.gov consisting of the balance sheet and the related statements of income and retained earnings, and cash flow for the years ended April 30, 2018 and 2017 (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at January 31, 2019 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the three and nine months periods then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The Company maintains a standard system of accounting established and administered in accordance with GAAP.

    Section 3.07  Undisclosed Liabilities. Other than those liabilities set forward in Schedule B, the Company has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (”Liabilities”), that would have a Material Adverse Effect on the Company, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

    Section 3.08  Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a)  event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)  amendment of the charter, by-laws or other organizational documents of the Company;

(c)  split, combination or reclassification of any shares of its capital stock;

(d)  issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e)  declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f)  material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g)  material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h)  entry into any Contract that would constitute a Material Contract;

(i)  incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j)  transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k)  transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company IP Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice;

(l)  abandonment or lapse of or failure to maintain in full force and effect any [material] Company IP Registration[, or failure to take or maintain reasonable measures to protect the confidentiality [or value] of any [material] Trade Secrets included in the Company Intellectual Property];

(m)  material damage, destruction or loss whether or not covered by insurance to its property;

(n)  any capital investment in, or any loan to, any other Person;

(o)  acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(p)  any material capital expenditures;

(q)  imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(r)  (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed ten thousand dollars ($10,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(s)  hiring or promoting any person as an officer or director, hiring or promoting any employee except to fill a vacancy in the ordinary course of business;

(t)  adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(u)  any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees;

(v)  entry into a new line of business or abandonment or discontinuance of existing lines of business;

(w)  adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(x)  purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of ten thousand dollars ($10,000);

(y)  acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(z)  action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(aa)  any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

    Section 3.09  Material Contracts.

(a)  Schedule C lists all Material Contracts currently in force and requiring future action concerning the Company.

(b)  Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect. None of the Company or, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

    Section 3.10  Legal Proceedings; Governmental Orders.

(a)  There are no Actions pending or threatened (a) against or by the Company affecting any of its properties or assets (or by or against Sellers or any Affiliate thereof and relating to the Company); or (b) against or by the Company, Sellers or any Affiliate of Sellers that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)  There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.11  Compliance With Laws; Permits.

(a)  To the best of the Sellers’ knowledge, the Company has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

Section 3.12  Employee Benefit Matters.

(a) The Company has no pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability (each, a “Benefit Plan”).

Section 3.13 Employment Matters.

(a)  Schedule D contains a list of all on-going employees, independent contractors or consultants of the Company as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the audited balance sheet) and there are no outstanding agreements, understandings or commitments of the Company with respect to any compensation, commissions, bonuses or fees.

(b) The Company is not, and has not been a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization.

Section 3.14  Taxes.

(a) To the best of Sellers’ knowledge and belief, the Company filed its tax returns for its first year of existence, and did not have any taxable income that year or thereafter. Sellers are causing the Company’s tax returns for the past three years to be filed and provided to Buyer at Closing. Such Tax Returns are, or will be, true, complete and correct in all respects. There are no Taxes due and owing by the Company.

(b) Sellers and Buyer shall provide each other with such reasonable cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article III or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Company, Sellers and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers and Company shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

(c) Sellers shall indemnify Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.14; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article III; (c) all Taxes of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Sellers shall reimburse Buyer for any Taxes of the Company that are the responsibility of Company within ten Business Days after payment of such Taxes by Buyer or the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers that the statements contained in this Article IV are true and correct as of the date hereof.

    Section 4.01  Organization and Authority of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Washington. Buyer has full corporate power and authority to enter into this Agreement and the Escrow Agreement and Ancillary Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Ancillary Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

    Section 4.02  No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, the Escrow Agreement and Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement, the Escrow Agreement and Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

    Section 4.03  Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer understands: (i) the risks involved in this investment, including the speculative nature of the investment; (ii) the financial hazards involved in this investment, including the risk of losing Buyer’s entire investment; (iii) the lack of liquidity and restrictions on transfers of the Securities; and (iv) the tax consequences of this investment. Buyer has consulted with Buyer’s own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by Buyer in the Shares and the merits and risks of an investment in the Shares.

(a)  Buyer Not Affiliated with Company. Buyer, either alone or with Buyer’s professional advisers (i) are unaffiliated with, have no equity interest in, and are not compensated by, the Seller, Company or any affiliate or selling agent of the Company, directly or indirectly; (ii) has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Securities; and (iii) has the capacity to protect Buyer’s own interests in connection with the Purchaser’s proposed investment in the Securities.

(b) Buyer is an “accredited investor” and “sophisticated investor” within the meaning of Rules 501 and 506(b) of Regulation D promulgated under the Securities Act. The transaction contemplated hereby is not a “public offering” within the meaning of Section 4(a)(2) of the Act.

(c) Buyer represents that it is familiar with the requirements of Rule 144 of the Securities Act, as presently in effect, and understands the resale limitations imposed thereby. Buyer understands that no public market now exists for the Shares and that it is uncertain whether a public market will ever exist.

(d) Without in any way limiting the representations set forth above, Buyer further agrees not to make any disposition of all or any portion of the shares of the Shares, except in compliance with applicable securities laws.

(e) It is understood that the certificates evidencing the Shares will bear a legend substantially in the form set forth below.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. PURCHASERS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

    Section 4.04  Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Escrow Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

    Section 4.05  Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

    Section 4.06  Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

COVENANTS

    Section 5.01  Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer, SF shall, as an affiliate of the Company, conduct the business of the Company in the ordinary course of business consistent with past practice; and use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

    Section 5.02  Books and Records. Sellers shall retain the books and records of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company.

    Section 5.03  Closing Conditions From the date hereof until the Closing, each party hereto shall, and Sellers shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

    Section 5.04  Public Announcements. Unless otherwise required by applicable Law, based upon the reasonable advice of counsel, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby, or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

    Section 5.05  Further Assurances. Following the Closing, each of the parties hereto shall, as a material condition of this Agreement, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.06  Governmental Approvals and Consents. Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

ARTICLE VI

CONDITIONS TO CLOSING

    Section 6.01  Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)  The Parties shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(b)  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

     (c)  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

Section 6.02  Conditions to Obligations of Sellers.

(a) The representations and warranties of Buyer contained in this Agreement, and the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) Buyer shall have previously deposited $50,000 with Escrow Agent, and shall have delivered to Escrow
Agent the Purchase Price for the Shares by wire transfer of immediately available funds at least (1) one Business Days prior to the Closing Date, and Escrow Agent shall have taken action to wire transfer the Purchase Price to the recipients on Schedule B.

(e) The offer and sale of the Shares to Buyer pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all other applicable state securities laws.

Section 6.03  Conditions to Obligations of Buyer.

(a) The representations and warranties of Sellers contained in this Agreement, and the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) To the best of Sellers’ knowledge and belief the offer and sale of the Shares to Buyer pursuant to this
Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all other applicable state securities laws.

(d) No Action shall have been commenced against Buyer, Sellers or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(e) All approvals, consents and waivers that are contained in the Ancillary documents have been received, and executed counterparts thereof shall have been delivered to Escrow Agent and Buyer at or prior to the Closing.

(f) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect to Company.

(g) Buyer shall have received the executed resignations of SF and Ralph Shearin, as the sole directors of the
Company, along with the concurrent appointment of Justin Costello as the director of the Company.

(h) Escrow Agent shall have delivered, or caused to be delivered by book transfer to Buyer the Shares, free and clear of Encumbrances.

(i) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

  ARTICLE VII

INDEMNIFICATION

    Section 7.01  Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one year from the Closing Date.

    Section 7.02  Indemnification By Sellers. Subject to the other terms and conditions of this Article VII, Sellers shall contribute toward indemnifying and defending the Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer or Buyer Indemnitees, including reasonable attorney fees, based upon, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement or in any certificate or instrument delivered by or on behalf of Sellers pursuant to this Agreement as of the date such representation or warranty was made, or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; or,

(c)  any Transaction Expenses or Indebtedness of any kind of the Company outstanding as of the Closing, to the extent not deducted from the Purchase Price pursuant to Section 2.04 and Schedule B.

Notwithstanding anything else to the contrary in this Agreement, Sellers’ contribution to and responsibility for the costs of indemnifying and defending for Losses referenced above and elsewhere in this Agreement, including any breach of warranties, representations, or covenants hereunder (“Damages”), if any such occur, shall not exceed the greater of an aggregate of seventy thousand dollars ($70,000), or the value of an aggregate value of 500,000 shares of the common stock of the Company retained by Sellers at closing (“Indemnity Shares”). The value of such retained Indemnity Shares shall be determined by the average closing price for the 30 business days prior to Buyer’s claim, if any. Sellers’ cash obligations, if any, hereunder shall be allocated 50/50 among Sellers (capped at thirty-five thousand dollars ($35,000 each), and each Seller’s obligation shall be several and not joint. In the case of Indemnity Shares, SF shall be responsible for providing 65% of same, and DC shall be responsible for providing 35% of same (again, each Seller’s obligations shall be several and not joint).

    Section 7.03  Indemnification By Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify and defend each of Sellers and their Representatives (collectively, the “Sellers Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Sellers Indemnitees based upon, including reasonable attorney fees, arising out of, with respect to or by reason of:

(a)  any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b)  any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement

    Section 7.04  Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”.

(a)  Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)  Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense, it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)  Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)  Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.14 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article III) shall be governed exclusively by Section 3.14(c) of Article III hereof.

ARTICLE VIII

TERMINATION

    Section 8.01  Termination. This Agreement may be terminated at any time prior to the Closing:

(a)  by the mutual written consent of Sellers and Buyer;

(b) without further obligations of any party, if this Agreement is not closed by June 28, 2019;

(b)  by Buyer by written notice to Sellers if:

(i)   there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in this Agreement and such breach, inaccuracy or failure has not been cured by Sellers within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)  any of the conditions set forth in Article VI shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 28, 2019, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)  by Sellers by written notice to Buyer if:

(i)   there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI and such breach, inaccuracy or failure has not been cured by Buyer within [ten] days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)  any of the conditions set forth in Article VI shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 28, 2019, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)  by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

    Section 8.02  Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement and the Escrow Agreement shall forthwith become void and there shall be no liability on the part of any party.

ARTICLE IX

MISCELLANEOUS

    Section 9.01  Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

    Section 9.02  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Sellers:

STEPHEN FLECHNER
14374 E. Caley Ave
Aurora, CO 80016
After July 1, 2019 to:
67 Fredericks Street
West Orange, NJ 07052

E-mail: seflech@aol.com

DAVID CUTLER
9605 W. 49TH Ave
Suite 200
Wheat Ridge, CO 80033
E-mail: d.cutler@cutlerepas.com

If to Buyer:	GRN FUNDS, LLC 3000 Northup Way #101 Bellevue, WA 98004 Facsimile:[FAX NUMBER] E-mail: jcostello@grnfunds.com Attention: Justin Costello

Section 9.03  Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

    Section 9.04  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

  Section 9.05  Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

    Section 9.06  Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules, the statements in the body of this Agreement will control.

    Section 9.07  Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

    Section 9.08  No Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    Section 9.09  Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    Section 9.10  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b)  ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF CALIFORNIA IN EACH CASE LOCATED IN THE CITY OF SAN DIEGO AND COUNTY OF SAN DIEGO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS] OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c). IN THE EVENT OF ANY SUCH SUIT, LEGAL ACTION OR ARBITRATION, THE PARTY OR PARTIES IN FAVOR OF WHOM THE JUDGE OR ARBITRATOR RULES SHALL BE IMMEDIATELY REIMBURSED FOR ALL OF ITS COSTS AND REASONABLE LEGAL FEES BY THE OTHER PARTY.

    Section 9.11  Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

    Section 9.12  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STEPHEN FLECHNER
By: /s/ Stephen Flechner Name: Stephen Flechner DAVID CUTLER By: /s/ David Cutler Name: David Cutler

GRN FUNDS, LLC
By: /s/ Justin Costello Name: Justin Costello Title: Manager

ESCROW AGREEMENT

This Escrow Agreement (hereinafter "Escrow Agreement") is made and entered into this 24th day of May, 2019 (“Effective Date”), by and between GRN Funds, LLC, a Washington state limited liability company (“Purchaser”) and, Stephen Flechner and David Cutler, (“Sellers”), beneficial owners of 139,000,000 restricted common shares of Discovery Gold Corporation, a Nevada corporation (“Company” or “DCGD”), and Mailander Law Office, Inc. ("Mailander"), with offices at 945 4th Avenue, Ste. 311, San Diego, CA 92101 ("Escrow Agent"). The Buyer, Seller and Escrow Agent may be individually referred to herein as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS:       The Parties have entered into a non-binding term sheet that provides for Purchaser’s acquisition of Sellers’ 139,000,000 restricted common shares in DCGD. The Parties are amenable to moving the transaction forward based on those general terms, and subject to Purchaser satisfactorily completing its due diligence into the proposed transaction, and the completion of other related transaction documents including a stock purchase agreement;

WHEREAS,        It is necessary to establish an escrow for the orderly receipt and disbursement of consideration to complete the purchase and sale of Seller’s 139,000,000 Company restricted common shares by Purchaser, in exchange for Purchaser’s payment of three hundred thousand dollars ($300,000.00) (“Purchase Price”) (generally, the “Transaction”).

WHEREAS,        The Sellers and Purchaser desire that Mailander Law Office, Inc., serve as the Escrow Agent (Escrow Agent”) in connection with the escrow.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and obligations herein contained, the Parties hereto agree as follows:

Section 1.0 Preliminary Deposit by Purchaser. Upon execution hereof, Purchaser shall deposit with Escrow Agent the sum of fifty thousand dollars ($50,000.00) to be held in trust with Escrow Agent pending the Closing of the Transaction.

Section 2.0 Due Diligence. After Purchaser’s deposit noted in Section 1 above, Purchaser shall conduct due diligence into the Company. To the extent possible, Sellers shall cooperate with Purchaser in obtaining whatever information Purchaser, and Purchaser’s financial and legal advisors, request in order to conduct reasonable due diligence. The Parties agree that the binding letter of intent signed by the Parties on May 17, 2019, shall be amended to delete the definition of “Closing Date” and to replace it with the following: “Closing Date: The closing of the transactions contemplated hereby (“The Closing”) will occur on or before June 15, 2019, (the “Closing Date”).” The Parties agree that due diligence shall be completed on or before June 5, 2019.

a. To the extent reasonable and necessary, Purchaser shall cooperate with Sellers in obtaining whatever information they may request in order to conduct reasonable due diligence into Purchaser’s business and plans for the benefit of the Company’s shareholders.

Section 3.0 Post Due Diligence Actions. After Purchaser and Seller complete their respective due diligence investigations, each shall communicate in writing with the Escrow Agent. If the Parties need and agree additional time is needed to complete their respective due diligence, that agreement shall be reduced to a writing and lodged with the Escrow Agent. If the Parties have satisfactorily completed their due diligence, the Parties shall execute a stock purchase agreement and any other related Transaction documents that may be necessary in order to complete the Transaction (see Section 4, Closing). Conversely, if due diligence results in either Purchaser or Sellers respective decision to not proceed with the Transaction, notice shall be delivered to the Escrow Agent, who shall then return any funds held in trust to the Purchaser.

Section 4.0 Closing. Subject to the satisfactory completion of due diligence by the Parties, and the execution of the stock purchase agreement and related documents necessary to complete the Transaction, the following shall occur:

a. Purchaser shall deposit with Escrow Agent the balance of the Purchase Price within three (3) business days. Escrow Agent shall inform Sellers of his receipt of the total Purchase Price ($300,000.00) that will be held in trust by Escrow Agent.

b. After receipt of the total Purchase Price by Escrow Agent, and notice to Sellers, the Sellers’ shall execute a notarized irrevocable letter of instruction to DCGD’s transfer agent, Action Stock Transfer Company, with instructions to transfer all legal right, title and interest in the 139,000,000 shares of Sellers’ common stock to Purchaser or Purchaser’s designee, solely upon the instruction and direction of Escrow Agent. The irrevocable letter of instruction shall be in a form approved by and delivered to Purchaser.

c. Sellers shall direct Action Stock Transfer to confirm in writing to the Escrow Agent, its receipt of the notarized irrevocable letter of instruction, and confirms that it will only act to transfer Sellers’ 139,000,000 common shares upon the direction of Escrow Agent.

d. Immediately after Action Stock Transfer confirms its receipt of the notarized irrevocable letter of instruction, with the direction to act to transfer the 139,000,000 restricted common shares upon Escrow Agents sole direction, Escrow Agent shall deliver by wire transfer to Sellers the Purchase Price based upon Sellers’ directions, which must be in writing to the Escrow Agent.

e. The Closing will take place at the office of the Escrow Agent, and any communication between the Parties can be by telephone or fax and the signing of any documents can be done by fax or email. It will not be necessary for any party to be present at the Closing so long as all Parties have agreed in writing to the Transaction. The Purchase Price, DCGD common shares, irrevocable letter of instruction or other Transaction documents shall not be released or dealt with in any manner whatsoever inconsistent with this Escrow Agreement, until released upon Closing.

f. This Agreement shall terminate, and all documents and funds shall be returned if the Closing does not transpire by June 15, 2019 (“Closing”), unless extended by the Parties.

Section 5.0 No Other Duties. The Escrow Agent shall have no duties or obligations other than those specifically set forth herein. The acceptance by the Escrow Agent of its duties under this Escrow Agreement is subject to the terms and conditions hereof, which shall govern and control with respect to its rights, duties, liabilities and immunities.

Section 6.0 Conflicts Waiver. The Sellers and Purchaser understand and acknowledge that Escrow Agent advised all parties that he is an attorney hired by the Purchaser to conduct due diligence, draft documents, and advise the Purchaser concerning the Transaction.

a. Pursuant to California Rules of Professional Conduct 3-310, a lawyer cannot represent persons with conflicting interests except with the informed written consent of all such persons.

b. California law requires that if there is even a possibility that a conflict may arise from joint representation as Escrow Agent in this matter, Escrow Agent must obtain Sellers and Purchaser’s signed informed consent and waiver of the possible or actual conflict.

c. Escrow Agent explained to Purchaser and Sellers that there exists actual, potential or perceived conflicting interests in the above described matter and has informed Sellers and Purchaser of the possible consequences of these conflicts. Sellers and Purchaser also understand that all have the right to and have been encouraged to consult independent counsel before signing this document.

d. By their respective signatures below, the Parties hereby acknowledge notice and hereby waive any actual or potential conflict of interest.

Section 7.0 Duties of Escrow Agent. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and shall rely and shall be protected in acting or refraining from acting on any instrument believed by it to be genuine and to have been signed or presented by the proper party or parties, their officers, representatives or agents. So long as the Escrow Agent has acted in good faith or on the advice of counsel or has not been guilty of willful misconduct or gross negligence, the Escrow Agent shall have no liability under, or duty to inquire beyond the terms and provisions, of this Escrow Agreement, and it is agreed that its duties are purely ministerial in nature.

a. The Escrow Agent shall review the Documents referenced in this agreement and this Transaction for accuracy or completeness before Closing. Escrow Agent shall provide the Parties with a Closing Statement outlining the dates and events of Escrow.

b. The Escrow Agent shall not be obligated to take any legal actions hereunder which might, in the Escrow Agent’s judgment, involve any expense or liability, unless the Escrow Agent has been furnished with reasonable indemnity.

c. The Escrow Agent shall not be bound by any modification, amendment, termination, cancellation, rescission or supersession of this Escrow Agreement unless the same shall be in writing and signed by the Parties hereto and, if its duties as Escrow Agent hereunder are affected thereby, unless it shall have given prior written consent thereto. Parties can appoint a new escrow agent with the consent of the Escrow Agent.

Section 8.0 Indemnification of the Escrow Agent. The parties hereto each jointly and severally agree to indemnify the Escrow Agent against, and hold the Escrow Agent harmless from anything which the Escrow Agent shall do or refrain from doing in connection with his performance or non-performance as Escrow Agent under this Agreement and any and all losses, costs, damages, expenses, claims and attorneys' fees suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the duties of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as shall result from the Escrow Agent's willful misconduct or gross negligence.

Section 9.0 Adverse Claims. In the event that prior to Closing, a disagreement between the Sellers and Purchaser, or any of them, or between them or any of them and any other person, resulting in adverse claims or demands being made in connection with the Purchase Price, and/or legal possession of Shares, or in the event that the Escrow Agent is in doubt as to what action the Escrow Agent should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue so to refrain from acting until:

a. the rights of Sellers and Purchaser shall have been fully and finally adjudicated through arbitration as provided herein, or by a court of competent jurisdiction; or,

b. all differences shall have been adjusted and all doubt resolved by agreement between the parties, and the Escrow Agent shall have been notified thereof in writing signed by all parties.

c. Should Escrow Agent become involved in litigation or arbitration in any manner whatsoever on account of this agreement or the Transaction contemplated thereby, the Parties hereto (other than Escrow Agent), hereby bind and obligate themselves, their heirs, personal representatives, successors, assigns to pay Escrow Agent, reasonable attorneys' fees incurred by Escrow Agent, and other disbursements, expenses, losses, costs and damages in connection with or resulting from such actions.

d. In the event of such litigation or arbitration, the Party in favor of whom the judge or arbitrator rules shall be immediately reimbursed for all its costs, including reasonable attorney fees, by the other Party.

Section 10 Irrevocability of Terms. The terms of these instructions are irrevocable by the undersigned unless such revocation is consented to in writing by Sellers and Purchaser.

Section 11 Closing Statement. The Escrow Agent shall provide a Closing Statement to the Parties upon the successful completion of the Transaction or upon the failed Transaction.

Section 12 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if: (i) personally delivered to or (ii) sent by registered mail or certified mail, postage prepaid, or (iii) by prepaid telegram or email addressed as follows:

If to Sellers:

Stephen E. Flechner

Email address: seflechner@gmail.com

Address:

David J. Cutler

Email address: d.cutler@cutlercpas.com

Address:

If to Purchaser:

GRN Funds, LLC

Justin Costello

Care of 945 4th Avenue, Ste. 311

San Diego, CA 92101

Email address: jcostello@grnfunds.com

If to Escrow Agent:

Tad Mailander

945 4th Avenue, #311, San Diego, CA 92101

Phone: (619) 239-9034

Email: tmailander@gmail.com

or such other address as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, emailed or faxed.

Section 13 Choice of Law/Venue/Waiver of Jury Trial. This Escrow Agreement shall be construed under and in accordance with the laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. Each Party hereby irrevocably submits to the exclusive jurisdiction of the superior courts sitting in San Diego, California, for the adjudication of any dispute hereunder or in connection herewith, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such Party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

a. In the event of such litigation or arbitration, the Party in favor of whom the judge or arbitrator rules shall be immediately reimbursed for all its costs, including reasonable attorney fees, by the other Party.

Section 14 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the Parties hereunder, will be binding upon and inure to the benefit of the Parties’ respective successors, assigns, heirs, executors, administrators and legal representatives.

Section 15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or other electronic means (including, without limitation, as a .pdf or .tif file), such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.

Section 16 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

Section 17 Severability. If any provision of this Agreement is determined by any California state court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the Parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.

Section 18 Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Escrow Agreement to be executed by their duly authorized officers on the date first above written.

SELLERS:

/s/ Stephen E. Flechner	/s/ David J. Cutler
By: STEPHEN E. FLECHNER	By: DAVID J. CUTLER

PURCHASER: GRN FUNDS, LLC

/s/ Justin Costello

By: JUSTIN COSTELLO

MANAGER

ESCROW AGENT: MAILANDER LAW OFFICE, INC.

/s/ Tad Mailander

By: Tad Mailander

DISCOVERY GOLD CORPORATION

Schedule B

ESCROW DISTRIBUTIONS FROM PURCHASE CONSIDERATION

Purchase consideration

Bulldog Trading Inc. ($35,000)

Charles Wilson ($10,000)

Edgar Technology ($1,850)

Pinnacle Accounting ($1,500)

Techandtaxes LLC ($600)

Ralph Shearing ($10,000)

Michael Littman ($5,000)

Sichenza Ross Ference LLP ($62,618.67)

David Cutler ($72,087.66)

Steven Flechner ($71,018.67)

Escrow charges ($325)

To be distributed in 12 months ($30,000)

[Schedule C]

CERTIFICATE OF CORPORATE RESOLUTION

The undersigned, being a majority of the duly elected and qualified directors of Norman Cay Development, Inc., a corporation duly organized and existing under the laws of the State of Nevada, do hereby certify and affirm that on the 24th day of March, 2010, a duly and regularly called meeting was held, and the following resolutions duly adopted by the Board of Directors pursuant to the bylaws of the corporation.

RESOLVED, THAT

FIRST, Action Stock Transfer Corporation (Transfer Agent) be and it is hereby appointed sole transfer agent of the securities of this corporation,

SECOND, that the President and the Secretary of the Corporation or other duly authorized officers hereof, be and they are hereby authorized and directed to execute and deliver, on behalf of the Corporation, that certain contract and agreement by and between the Corporation and Action Stock Transfer Corporation of Salt Lake City, Utah, a copy of which is attached hereto and incorporated herein and made a part hereof, to be effective on the date of its execution,

THIRD, the Secretary of the Corporation is hereby instructed to file with the Transfer Agent the information and documents set forth in Paragraph 2 of the contract approved in SECOND above.

FOURTH, that the Corporation terminates and cancels any and all prior agreements respecting the retention of a transfer agent of securities of the Corporation.

These resolutions aforesaid are presently in due force and effect as is the contract between the Corporation and Action Stock Transfer Corporation which is attached to this certificate of Corporate Resolution.

AGREEMENT

This agreement made and entered into the 24th day of March 2010, by and between Action Stock Transfer Corporation hereinafter referred to as Action and Norman Cay Development, Inc., hereinafter referred to as the Company.

WHEREFORE:

1. Action shall be and is hereby appointed Transfer Agent and Registrar for the securities of the Company.

2. An authorized officer of the Company shall file the following with Action before Action commences to act as Transfer Agent:

A. A copy of the Articles of Incorporation of the Company and all amendments thereto, and a copy of the Certificate of Incorporation as issued by the State of Incorporation.

B. A copy of the by-laws of the Company incorporating all amendments thereto.

C. Specimens of all forms of outstanding certificates for securities of the Company, in the forms approved by the Board of Directors.

D. A list of all outstanding securities together with a statement that future transfers may be made without restriction on all securities, except as to securities subject to a restriction noted on the face of said securities and in the corporate stock records.

E. A list of all shareholders deemed to be considered “insiders” or “control persons" as defined in the Securities Act of 1933 & 1934 and other acts of Congress and rules and regulations of the United States Securities and Exchange Commission when applicable,

F. The names and specimen signatures of all officers who are and have been authorized to sign certificates for securities on behalf of the Company and the names and addresses of any other Transfer Agents or Registrars of securities of the Company.

G. A copy of the resolution of the Board of Directors of the Company authorizing the execution of this Agreement and approving the terms and conditions herein,

H. A certificate as to the authorized and outstanding securities of the Company, its address to which notices may be sent, the names and specimen signatures of the Company's officers who are authorized to sign instructions or requests to the Transfer Agent on behalf of this Company, and the name and address of legal counsel to this Company.

I. In the event of any future amendment or change in respect of any of the foregoing, prompt written notification of such change, together with copies of all relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Transfer Agent may deem necessary or appropriate.

3. Action, as Transfer Agent, shall make original issues of securities upon the written request of the Company and upon being furnished with a copy of a resolution of the Board of Directors of the Company authorizing such issue certified by the Corporate Secretary.

4. The Company hereby authorizes Action to purchase from time to time, certificates as may be needed by it to perform regular transfer duties; not to exceed 2,000 without prior written approval of the Company, with such costs being paid in advance by the Company. Such certificates shall be signed manually or by facsimile signatures of officers of the Company authorized by law or the by-laws of the Company to sign certificates and if required, shall bear the corporate seal of the Company or a facsimile thereof.

5. Transfer of securities shall be made and effected by Action and shall be registered and new certificates issued upon surrender of the old certificates, in form deemed by Action properly endorsed for transfer, with all necessary endorser’s signatures guaranteed in such manner and form as Action requires by a guarantor reasonably believed by Action to be responsible accompanied by such assurances as Action shall deem necessary or appropriate to evidence the genuineness and effectiveness of such necessary endorsement, and satisfactory evidence of compliance with all applicable laws relating to collection of taxes, if any. That all transfer of securities and issuance and certificates shall be at a fee chargeable by Action at its discretion. Such fee to be paid by such person, persons, firms or corporations requesting such transfer.

6. In registering transfers, Action may rely upon the Uniform Commercial Code or any other statute which in the opinion of Counsel protects Action and the Company in not requiring complete documentation in registering transfer without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration wherein its judgment and adverse claims require such refusal. The Company agrees to hold Action harmless from any liability resulting from instructions issued by the Company.

7. When tail is used for delivery of certificates, Action shall forward certificates in "non- negotiable" form by first class, registered or certified mail.

8. Action, as Transfer Agent, may issue new certificates in place of certificates represented to have been lost, destroyed, or stolen, upon receiving indemnity satisfactory to Action, and may issue new certificates in exchange for, and upon surrender of mutilated certificates.

9. In case of any request of demand for the inspection of the records of the Company held by Action, Action shall endeavor to notify the Company and to secure instructions as to permitting or refusing such inspection. However, Action may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

10. In case any officer of the Company who shall have signed manually or whose facsimile signature shall have been affixed to blank certificates shall die, resign, or be removed prior to the issuance of such certificates, Action may issue and register such certificates as the certificates of the Company notwithstanding such death, resignation, or removal; and the Company shall file promptly with Action such approval, adoption, or ratification as may be required by law.

11. Action shall maintain customary records in connection with its agency, all of which shall be available for inspection by the Company at all reasonable times.

12. Action is authorized by the Company to use its own judgment in matters affecting its duties as Transfer Agent, and in its discretion may apply to and act upon instructions of its own counsel, or of the counsel of the Company in respect to any questions arising in connection with such agency, all legal fees to be at the expense of the Company and Action is hereby relieved of any responsibility to the Company and is indemnified by the Company as to any responsibility to third persons, for action taken in accordance with advice of such counselor its own judgment, remaining liable only for its own willful default or misconduct.

13. Action shall be indemnified by the Company for any acts of Action based upon:

A. Any paper or document reasonably believed by it to be genuine and to have been signed by the proper Person or persons; and

B. Its recognition of certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Company and the proper counter-signature of the Transfer Agent.

14. Action shall not be held to have notice of any change of authority of any officer, employees or agent of the Company until receipt of written notification thereof from the Company.

15. So long as Action has acted in good faith and with due diligence and without negligence, the Company shall assume full responsibility and shall indemnify Action and save it harmless from and against all actions and suits, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising directly or indirectly out of agency relationship to the Company. Action shall not be under any obligation to prosecute or to defend any action or suit in respect of such agency relationship which, in opinion of its counsel, may involve it in expense or liability, unless the Company shall, so often as reasonably requested, furnish Action with satisfactory indemnity against such expense or liability. Action shall be without liability to the Company, and is hereby indemnified from any liability to third persons, from Action's refusal to perform any act in connection with this agency, wherein reliance upon opinion of its counsel, Action in good faith believes that such act may subject it or its officers or employees to criminal liability or injunctive sanctions under any law of any state or of the United States, and in particular, under the Securities Act of 1933.

16. The Company may remove Action as Transfer Agent at any time by giving a 30 day written notice in the form of a resolution from the Board of Directors calling for such removal (a copy of such resolution shall be furnished to Action) and upon the payment of any and all reasonable charges owing to Action, including a reasonably close out fee. Action may resign as Transfer Agent at any time giving written notice of such resignation to the Company at its last known address, and thereupon its duties as Transfer Agent shall cease.

17. This agreement may not be assigned by Action without express written consent of the Company.

18, Action may increase its transfer rates as it deems necessary, without notification to client.

19. The Company was chartered under the laws of the State of Nevada by Certificate of Incorporation filed in the office of the Nevada Secretary of State on the day of February, 2010.

20. The total number of shares of each class of the securities which the Company is now authorized to issue and the number thereof now issued and outstanding is:

A. Class:	Common	Preferred
B. Par Value:	$0.001	$0.001
C. Authorized:	250,000,000	10,000,000
D. Issued and Outstanding:	NIL	NIL

21. The duly elected and qualified officers and directors of this Corporation, all owners of more than 10% of the outstanding stock (“principal shareholders") and all affiliates, as defined in SEC Rule 144(a)(1), are as follows;

Name	Title(s)	Address

SEE ATTACHED

CORPORATE FACT

SHEET

22. That the name, address, and phone number of Counsel to the Company is:

Name: Norman Cay Development, Inc.

Address: 3033 F Avenue, Suite 201, San Diego, CA 92103

Phone: (619) 399-3090

23, That the address, phone, and fax number of the Company to which all communication are to be sent:

Address: See above

Phone:

Fax: (619) 399.0120

24. That the names and addresses of all past and present Transfer Agents (other than Action) are: None

Agreed and entered into the day and year first written above,

Company: Norman Cay Development, Inc.	Action Stock Transfer Corporation

/s/ Shelley Guidarelli	/s/ Justine Blankenship
By: President	By: Justine Blankenship, President

Schedule D

List of all on-going employees, independent contractors, or consultants of the Company.

None.